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FORM 5
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/ / Check box if no                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                                         WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
    Instruction 1(b)                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

/ / Form 3 Holdings
    Reported

/ / Form 4 Transactions
    Reported

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1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to
                                                                                                 Issuer (Check all applicable)
                                                                                                     Director         10% Owner
                                                                                                 ----              ---
                                                                                                  X  Officer (give    Other (Specify
                                                                                                 ----        title ---       below)
                                                                                                             below
                                                                                                 Senior Vice President, Secretary
  Straka          Donald             J.        CIB Marine Bancshares, Inc. (not listed)          and General Counsel
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  (Last)          (First)          (Middle)   3. IRS Identification      4. Statement for     7. Individual or Joint/Group Filing
                                                 Number of Reporting        Month/Year           (Check applicable line)
                                                 Person, if an Entity                             X   Form filed by One Reporting
                                                 (Voluntary)               December, 2001        ---- Person
  N53 W14147 Invery Drive                                                                             Form Filed by More Than One
-------------------------------------------                              -------------------     ---- Reporting Person
                 (Street)                                                5. If Amendment,
  Menomonee Falls   WI             53051          --------------------      Date of Original
-------------------------------------------                                 (Month/Year)
  (City)         (State)              (Zip)
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)

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Common stock                     12/10/01       G       416            A                   3,466               D
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Common stock                                                                               4,800 (1)           I   By SIG; a general
                                                                                                                   partnership
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Common stock                                                                               828.7 (2)           I          By ESOP
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Employee Stock               $13.73                                             (3)    9/24/07   Common    6,900
Option (right to                                                                                 Stock
buy)(3)
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Employee Stock               $13.07                                             (4)    2/25/08   Common    15,450
Option (right to                                                                                 Stock
buy)(4)
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Employee Stock               $16.23                                             (5)    7/29/09   Common    11,850
Option (right to                                                                                 Stock
buy)(5)
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Employee Stock               $18.40                                             (6)    7/27/10   Common    11,372
Option (right to                                                                                 Stock
buy)(6)
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Employee Stock               $22.89      11/29/01      A       13,543           (7)    11/29/11  Common    13,543
Option (right to                                                                                 Stock
buy)(7)
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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    6,900                     D
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    15,450                    D
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    11,850                    D
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    11,372                    D
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    13,543                    D
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(2) Represents shares allocated to the reporting person, at 12/31/01, pursuant to the issuer's ESOP.
(3) The employee stock option vests in five equal annual installments which began on September 24, 1998.
(4) The employee stock option vests in five equal annual installments which began on February 25, 1999.
(5) The employee stock option vests in five equal annual installments which began on July 29, 2000.
(6) The employee stock option vests in five equal annual installments which began on July 27, 2001.
(7) The employee stock option vests in five equal annual installments beginning on November 29, 2002.


                                                                                            /s/ DONALD J. STRAKA           2/14/02
                                                                                           -------------------------------  -------
                                                                                           **Signature of Reporting Person   Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note. File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.
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